Exhibit 99.2
CABOT CORPORATION
THIRD QUARTER FISCAL YEAR 2005
SUPPLEMENTAL BUSINESS INFORMATION
I. Disclaimers
The supplemental business information below contains forward-looking statements relating to management’s expectations regarding market development plans and business performance. The following are some of the factors that could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements: fluctuations in feedstock costs; the length and resolution of the work stoppage at the Company’s Supermetals facility in Pennsylvania; domestic and global economic conditions, such as market supply and demand, prices and costs and availability of raw materials; fluctuations in currency exchange rates; the timely commercialization of products under development by the Company (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); patent rights of others; stock market conditions; demand for our customers’ products; the accuracy of the assumptions used by the Company in establishing a reserve for its share of liability for respirator claims; and the outcome of pending litigation. Other factors and risks are discussed in the Company’s 2004 Annual Report on Form 10-K and subsequent periodic reports and filings made with the Securities and Exchange Commission.
II. Q3’05 vs. Q3’04 (Quarter over Quarter) Major Changes:

NOTE:	Each $0.01 per diluted share is approximately $1 million profit before tax.

Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 69 million for both the third quarter of fiscal 2005 and fiscal 2004.

	Change in EPS	% Change in Volumes
Carbon black	($0.17)/sh	2%
Fumed metal oxides (includes fumed silica)	$0.00/sh	2%
Inkjet colorants	$0.01/sh	29%
Business Development and other	($0.01)/sh	N/A

Chemical Business:	($0.17)/sh
CSM:	($0.05)/sh	15%
CSF:	$0.05/sh	N/A
Foreign Exchange:	$0.02/sh
Other unallocated items	($0.04)/sh
Certain Items	($0.03)/sh
Discontinued Operations	($0.01)/sh

Total	($0.23)/sh

III. Q3’05 vs. Q2’05 (Sequential Quarters) Major Changes:

NOTE:	Each $0.01 per diluted share is approximately $1 million profit before tax.

Changes in EPS, excluding certain items, are calculated using the diluted weighted average common shares outstanding, which was approximately 69 million for both the second and third quarters of fiscal 2005.

	Change in EPS	% Change in Volumes
Carbon black	($0.15)/sh	7%
Fumed metal oxides (includes fumed silica)	($0.01)/sh	4%
Inkjet colorants	$0.02/sh	10%
Business Development and other	$0.00/sh	N/A

Chemical Business:	($0.14)/sh
CSM:	($0.04)/sh	14%
CSF:	$0.01/sh	N/A
Foreign Exchange:	($0.02)/sh
Other unallocated items	$0.00/sh
Certain Items	$1.42/sh
Discontinued Operations	$0.00/sh

Total	$1.23/sh
IV. Business Segment Comments
1. Chemicals Business
Carbon Black
Much of the impact on carbon black during the quarter was related to higher feedstock costs. The Platt’s Gulf Coast Spot Assessment 3% Sulfur (Platt’s 3%) index has historically been, and remains, a reasonable proxy for carbon black feedstock costs. Typically, Platts 3% prices have averaged approximately 70% of West Texas Intermediate (crude) prices. In prior periods, Platt’s 3% prices have not risen at the same rate as increases in crude prices, and have been closer to 55% on average (as low as 38%). In the third quarter of fiscal year 2005, Platt’s 3% began returning to its historical relationship with crude. Therefore, although crude prices were relatively flat during the quarter we saw carbon black feedstock costs increase significantly, thus substantially impacting the profitability of the business.
Foreign exchange impact on the carbon black business was a positive $2 million for the third quarter of fiscal year 2005 compared to the third quarter of fiscal year 2004 but a negative impact of $1 million compared to the second quarter of fiscal year 2005.
Carbon Black Regional Analysis:
NOTE: Profit numbers are stated at actual exchange rates for the period.

North America – Volumes decreased 2% in the third quarter of fiscal year 2005 compared to the third quarter of fiscal year 2004 but increased 4% compared to the second quarter of fiscal year 2005. North American profit decreased by $8 million in the third quarter of fiscal year 2005 compared to the third quarter of fiscal year 2004 due to decreased volumes, higher raw material costs and unfavorable product mix.
South America – Volumes increased 4% in the third quarter of fiscal 2005 compared to the same quarter of fiscal year 2004 and 10% compared to the second quarter of fiscal year 2005. Profit decreased by $2 million in the third quarter of fiscal year 2005 compared to the third quarter of fiscal year 2004 due to higher raw material costs, costs related to an extended plant shutdown in the region, and unfavorable foreign exchange impact.
Europe – Volumes increased by 7% compared to the third quarter of fiscal year 2004 and 4% compared to the second quarter of fiscal year 2005. Profit decreased by $4 million in the third quarter of fiscal year 2005 compared to the third quarter of fiscal year 2004 due to higher feedstock costs and unfavorable product mix, partially offset by a favorable foreign exchange impact.
Asia Pacific – Volumes were relatively flat compared to the third quarter of fiscal year 2004 but increased 16% compared to the second quarter of fiscal year 2005. Profit increased by $1 million compared to the third quarter of fiscal year 2004 due to favorable product mix.
Fumed Metal Oxides
The construction of our fumed silica plant in Jiangxi Province, China remains on target for startup in the third fiscal quarter of 2006. We continue our market development efforts in anticipation of the startup of production at that facility.
Inkjet Colorants
Several OEM’s made announcements of upcoming inkjet printer launches during the quarter. Cabot’s pigments will be included in two of the announced printers.
Aerogel
During the quarter the business continued to focus on market development and manufacturing activities.
2. Cabot Supermetals
The Company has been in negotiations with the union at its Supermetals facility in Boyertown, PA (Local 619C of the International Chemical Workers Union Council/United Food and Commercial Workers (ICWUC/UFCW, Local 619C)) on a new contract since March 31, 2005. Cabot’s contract with the union expired on May 7, 2005 and the union had been working without a contract. On June 20, 2005 the union went on strike.
Operating rates at our facility in Aizu, Japan remain high.
3. Cabot Specialty Fluids
We continue our market development activities outside of the North Sea and remain optimistic about the product’s acceptance in relevant well applications. As a result of this development work, we have established a supply and distribution point for cesium formate in Dubai, the United Arab Emirates to meet potential demand from oil companies in the Middle East region. The new supply warehouse has an initial capacity of 3,000 barrels.
V. Corporate and Business Initiatives
Selling and administrative costs increased $7 million from $56 million in the third quarter of fiscal year 2004 to $63 million in the third quarter of fiscal year 2005. The increase was primarily due to budgeted increases in personnel costs, incremental costs associated with the labor situation at our Supermetals facility in Pennsylvania, and increased costs relating to Sarbanes Oxley.
During the third quarter of fiscal year 2005, the Company repurchased 1,208,407 shares, of which 1,013,800 represent open market purchases costing approximately $31 million. Year to date repurchases total 1,620,088 shares, of which 1,313,800 shares represent open market purchases costing approximately $43 million. Approximately 2.8 million shares remain available for purchase under the current Board of Directors’ authorization. During the quarter the Company entered into a 10b5-1 purchase agreement to facilitate its repurchase of shares.
Cabot invested approximately $45 million in capital expenditures during the third fiscal quarter of 2005 and approximately $114 million in the first nine months of fiscal year 2005.
During the third quarter of fiscal year 2005, working capital increased by $39 million on a constant dollar basis ($29 million on an adjusted currency basis). This increase was due to an increase in accounts receivable ($27 million) and a decrease in accounts payable ($15 million), partially offset by a reduction in inventory ($3 million). The components of inventory included a reduction in finished goods inventory ($20 million) partially offset by an increase in raw material inventory due to the high feedstock costs in carbon black ($15 million). We continue to focus on opportunities to reduce working capital within our businesses.
The Company’s tax provision for the quarter and year to date ending June 30, 2005 were $9 million and $30 million, respectively. The Company’s effective tax rate for continuing operations was 25% for the third quarter of fiscal year 2005. The Company continues to expect that its effective tax rate for continuing operations for fiscal year 2005 will be between 24% and 28%.